UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 18, 2018

BEAZER HOMES USA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	58-2086934
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Abernathy Road, Suite 260

Atlanta, Georgia 30328

(Address of principal executive offices)

(770) 829-3700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 18, 2018, Beazer Homes USA, Inc. (the “Company”) entered into new severance and change in control agreements (each, a “New Agreement” and, collectively, the “New Agreements”) with Allan P. Merrill, President and Chief Executive Officer and Robert L. Salomon, Executive Vice President, Chief Financial Officer and Chief Accounting Officer. The New Agreements replace the Company’s existing employment agreements with Messrs. Merrill and Salomon, which expired on September 18, 2018.

New Severance and Change In Control Agreements

The New Agreements set forth each executive’s base salary, eligibility to receive awards pursuant to short-term and long-term incentive compensation programs, deferred compensation and severance payments, all of which are described in greater detail below. The New Agreements are substantially identical in non-economic terms, and set forth each executive’s non-competition and non-solicitation, confidentiality and intellectual property obligations.

Mr. Merrill’s New Agreement provides for a base salary of $950,000, an annual target bonus opportunity pursuant to the Company’s annual cash incentive plan (the “STIP”) of 150% of base salary and annual long-term incentive awards pursuant to the Company’s Long-Term Incentive Plan (the “LTIP”) of up to 300% of base salary. The new agreement for Mr. Salomon provides for a base salary of $550,000, a target annual bonus opportunity pursuant to the STIP of 125% of base salary and annual long-term incentive awards pursuant to the LTIP of up to 175% of base salary. Performance metrics and actual target opportunities for any given year remain within the discretion of the Company’s Compensation Committee.

The New Agreements also provide for each executive’s eligibility to participate in the Company’s Deferred Compensation Plan (the “DCP”). Under the New Agreements, each executive may contribute part of his salary or bonus to the DCP and also receive an annual contribution by the Company to his DCP account.

The New Agreements provide for a lump sum severance payment in the event of a “change of control” of the Company followed by a termination of the executive without “cause” or a resignation by the executive for “good reason” within two years of the change of control. In such event, the severance payment for Mr. Merrill would be three times the sum of his then current base salary and target annual incentive bonus under the STIP for the fiscal year in which the termination occurs, and the severance payment for Mr. Salomon would be two times the sum of his then current base salary and target annual incentive bonus under the STIP for the fiscal year in which the termination occurs, in each case payable in a lump sum. Where there is no “change of control,” in the event of a termination of the executive without “cause” or a resignation by the executive for “good reason,” such executive would receive a severance payment. The severance payment for Mr. Merrill in this situation would be (i) two times the sum of his then current base salary and target annual incentive bonus under the STIP for the fiscal year in which the termination occurs, payable in equal installments over twelve months, and (ii) a pro rata annual incentive bonus under the STIP for the fiscal year in which the termination occurs calculated based on actual performance for the year, payable at the same time bonuses are paid to other executives. For Mr. Salomon, the severance payment would be (i) one and one-fourth times the sum of his then current base salary and target annual incentive bonus under the STIP for the fiscal year in which termination occurs, payable in equal installments over twelve months, and (ii) a pro rata annual incentive bonus under the STIP for the fiscal year in which the termination occurs calculated based on actual performance for the year, payable at the same time bonuses are paid to other executives. No severance will be payable in the event the executive is terminated for “cause” or the executive resigns without “good reason.”

The New Agreements do not entitle the executives to any extension or continuation of employee benefits after termination, except in the event the executive is entitled to receive severance pay, in which case the executive may receive up to twelve months of coverage under the group health, dental and vision plans the executive participated in prior to termination. In addition, there is no provision to “gross up” any payment to account for taxes for which the executive may be liable. Under the New Agreements, any incentive compensation that is paid or granted to the executives will be subject to recoupment under the terms of the Company’s “clawback” policy.

The above summary descriptions of the New Agreements are qualified in their entirety by reference to the full text of the New Agreements, copies of which are attached as Exhibits 10.1 and 10.2 to this Form 8-K and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

10.1	Severance and Change In Control Agreement by and between Allan P. Merrill and the Company, effective as of September 18, 2018.

10.2	Severance and Change In Control Agreement by and between Robert L. Salomon and the Company, effective as of September 18, 2018.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2018

BEAZER HOMES USA, INC.

By:	/s/ Keith L. Belknap
Keith L. Belknap Executive Vice President, General Counsel